UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2008

SunTrust Banks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia		30308
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 558-7711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 17, 2008, SunTrust Bank, our principal banking subsidiary, issued USD $500 million in aggregate principal amount of 7.250% Subordinated Fixed Rate Bank Notes due 2018 (the "Fixed Rate Notes"). The Fixed Rate Notes were issued to purchasers at a price of 99.343%, resulting in proceeds to SunTrust Bank, after dealer discount, of $494,465,000. The Fixed Rate Notes are not redeemable by SunTrust Bank (except in certain limited events) or subject to repayment at the option of the holder prior to maturity.

The Fixed Rate Notes were issued as part of the program established November 8, 2000 and amended on November 21, 2006 and November 20, 2007 under which SunTrust Bank may offer up to USD $40 billion in senior and subordinated unsecured debt obligations. With the issuance of the Fixed Rate Notes, the cumulative balance of outstanding notes under the program is approximately $7,916,320,000.

Copies of the Amended and Restated Distribution Agreement and the Amended and Restated Global Agency Agreement relating to this program, under which the Fixed Rate Notes were issued, are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K, and are incorporated into this Item 2.03 by reference. The Registrant disclaims any inference regarding the materiality of such information which otherwise may arise as a result of its furnishing such information under Item 2.03 of this report on Form 8-K.

INFORMATION ABOUT ACQUISITION OF GB&T BANCSHARES, INC.
On November 2, 2007, SunTrust Banks, Inc. (NYSE: STI) and GB&T Bancshares, Inc. (NASDAQ: GBTB) announced the signing of a definitive agreement under which SunTrust will acquire GB&T (the “Agreement”). The Agreement provides that GB&T will merge with and into SunTrust, with SunTrust continuing as the surviving entity (the “Merger”), and that each issued and outstanding share of GB&T common stock (excluding shares owned by GB&T or SunTrust) will be converted into the right to receive 0.1562 shares of SunTrust common stock (the “Exchange Ratio”). Cash will be paid in lieu of fractional shares.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE MERGER
The proposed Merger will be submitted to GB&T’s shareholders for consideration. SunTrust has filed a Registration Statement on Form S-4, GB&T has filed a Proxy Statement, and both companies have filed other relevant documents regarding the Merger with the Securities and Exchange Commission (the “SEC”). GB&T has begun mailing the Proxy Statement/Prospectus to its shareholders. These documents, and any applicable amendments or supplements, will contain important information about the Merger, and SunTrust and GB&T urge you to read these documents when they become available.

You may obtain copies of all documents filed with the SEC regarding the Merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free of charge from SunTrust’s website (www.suntrust.com) under the heading “About SunTrust” and then under the heading “Investor Relations” and then under the item “Financial and Regulatory Filings.” You may also obtain these documents, free of charge, from GB&T’s website (www.gbtbancshares.com) under the section “Corporate Info” and then under the item “Corporation Information” and then under the item “Documents.”

PARTICIPANTS IN THE MERGER
SunTrust and GB&T and their respective directors and executive officers may be deemed participants in the solicitation of proxies from GB&T’s shareholders in connection with the Merger. Information about the directors and executive officers of SunTrust and GB&T and information about other persons who may be deemed participants in the Merger will be included in the Proxy Statement/Prospectus. You can find information about SunTrust’s executive officers and directors in its definitive proxy statement filed with the SEC on February 29, 2008. You can find information about GB&T’s executive officers and directors in its definitive proxy statement filed with the SEC on April 18, 2007. You can obtain free copies of these documents from the websites of SunTrust, GB&T or the SEC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunTrust Banks, Inc.

March 18, 2008	By:	David A. Wisniewski

Name: David A. Wisniewski
Title: Associate General Counsel and Group Vice President

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Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Distribution Agreement, dated November 20, 2007, among SunTrust Bank and the Distribution Agents named therein.
99.2	Amended and Restated Global Agency Agreement, dated as of November 20, 2007, among SunTrust Bank, as Issuer, Deutsche Bank Trust Company Americas as Domestic Paying Agent and Domestic Registrar, Deutsche Bank AG, London Branch, as London Paying Agent, London Issuing Agent and Transfer Agent, and Deutsche International Corporate Services (Ireland) Limited, as European Registrar and Irish Paying Agent.